Exhibit 99.1

FOR IMMEDIATE RELEASE

SRA International, Inc. to Acquire Constella Group, LLC

Fairfax, Virginia, June 20, 2007 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced the signing of a definitive agreement to acquire Constella Group, LLC, a privately-held provider of global health consulting services.

Headquartered in Durham, NC, Constella employs more than 1,500 professionals organized by three interrelated service offerings: domestic health sciences, international health development and global drug development. The domestic health sciences business provides research, technology, communications and strategy support to U.S. government agencies charged with protecting and advancing the health of their constituents. Constella’s international health development business helps emerging nations across the world create and implement health policy, primarily through contracts with the governments of the U.S. and the United Kingdom. The global drug development business provides blue-chip pharmaceutical, biotechnology and medical device firms with the strategic insight and services needed to take a drug, biologic or device through the development process from concept to market. The company’s combination of capabilities, domain expertise and geographic reach enable it to offer differentiated solutions to address the world’s most complex health issues. Constella acquired two companies during calendar year 2006. Excluding pre-acquisition revenue for those two companies, Constella revenue for calendar year 2006 was approximately $169 million.

SRA President and CEO Stan Sloane said, “Constella’s deep domain expertise, combined with the capabilities of our existing health business, will offer a comprehensive solution in the global health marketplace. We’re delighted to welcome Constella’s employees and customers to SRA. They will form the foundation of a new health business unit to be led by Don Holzworth, which will bring even greater focus to this growing market in the future.”

Commenting on the sale, Constella’s founder and CEO Donald Holzworth added, “We’ve worked with SRA for many years and have high respect for their management and culture. Our companies were both built on a powerful vision, and we look forward to significant opportunities for growth and expansion together.”

SRA Executive Vice President and Chief Financial Officer Stephen Hughes stated, “Constella’s health market credentials address a key element of our long-term strategy. We expect this transaction to be accretive to earnings in Fiscal Year 2008, with significant cash tax benefits. We believe the strength and stability of our cash flows provide ample borrowing capacity to make further acquisitions in the near term.”

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SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500    Fax 703.803.1509    www.sra.com

Completion of the transaction is subject to customary closing conditions and the Hart-Scott-Rodino waiting period, and closing is expected within approximately one month. William Blair & Company, L.L.C. acted as the exclusive advisor to Constella Group in this transaction.

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for eight consecutive years. The Company’s 5,200 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, including those about our expectations as to timing of the closing, the accretiveness of the transaction to our earnings, and our borrowing capacity, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of the factors discussed in our latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 3, 2007. In addition, the forward-looking statements included in this press release represent our views as of June 20, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 20, 2007.

Contact:
David Keffer Director, Investor Relations (703) 502-7731 david_keffer@sra.com	Stephen Hughes Executive VP and CFO (703) 227-8350 steve_hughes@sra.com

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